CORRECTING and REPLACING Westell Technologies Provides Update on Strategic Alternatives for ConferencePlus; Updates Reported Fourth Quarter and Fiscal 2008 Results

Business Editors/Technology Editors
CORRECTION...by Westell Technologies, Inc.

AURORA, Ill.--(BUSINESS WIRE)--June 17, 2008--Please replace the release dated June 16, 2008 with the following version that corrects the financial tables attached to the release.

The corrected release reads:

WESTELL TECHNOLOGIES PROVIDES UPDATE ON STRATEGIC ALTERNATIVES FOR CONFERENCEPLUS; UPDATES REPORTED FOURTH QUARTER AND FISCAL 2008 RESULTS

Westell Technologies, Inc. (NASDAQ:WSTL), a leading provider of broadband products, gateways and conferencing services, today announced that its ConferencePlus business unit will remain a part of ongoing operations for the foreseeable future. With the guidance and expertise of financial and legal advisors, the Company elicited and explored potential divestiture opportunities, but decided not to pursue these opportunities at this time.

“Over the last six months we have been engaged in a process to identify alternatives for ConferencePlus. Based on our initial exploration we believed completing a transaction this year was likely,” said Thomas Mader, Westell Chief Executive Officer. “However, despite several rounds of negotiations, we were unable to secure an agreement acceptable to us. We are operating in a difficult environment for deal making, and are not willing to sacrifice the value in ConferencePlus for the sake of completing a deal.”

As of the Company’s May 21st earnings release, the Company was expecting to close a transaction with an acquirer of ConferencePlus in the near term. The Company took appropriate reserves against its deferred tax assets at that time. Subsequently, the negotiations for a divestiture of ConferencePlus were terminated. It is now appropriate, given the present circumstances and timing of events, to adjust fiscal 2008 results to reflect these changes. In accordance with the provisions of FASB Statement No. 109, “Accounting for Income Taxes”, the Company must consider all positive and negative evidence regarding realization of deferred tax assets including past operating results and future sources of taxable income. Although the Company expects to be profitable in the future, the Company has recorded an additional non-cash charge to income tax expense of $10.6 million to increase the valuation allowance to fully reserve for all deferred tax assets.

Net loss for the fourth quarter with the additional non-cash tax provision of $10.6 million was $72.1 million or $1.02 per diluted share, compared to a loss of $61.5 million or $0.87 per diluted share as previously reported. Net loss for the fiscal year 2008 with the additional non-cash tax provision of $10.6 million was $76.2 million or $1.08 per diluted share, compared to a loss of $65.6 million or $0.93 per diluted share as previously reported. Adjusted non-GAAP(1) net loss for fourth quarter and full fiscal year remains unchanged from the May 21st, 2008 release at $3.4 million and $4.8 million, or $0.05 and $0.07 per diluted share, respectively.

Updated financial tables reflecting the additional non-cash tax provision are attached.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. designs and develops broadband telecommunications access products. ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell’s Web site at www.westell.com.

About ConferencePlus

ConferencePlus, a Westell Technologies, Inc. (NASDAQ: WSTL) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.

(1) Adjusted net income/loss is a non-GAAP financial measure that excludes from net income/loss certain items related to the impairment of goodwill, a non-cash charge to increase the valuation allowance on the Company’s deferred tax assets, and restructuring charges. Westell believes that excluding such items provides investors and management with a representation of the Company’s current and future core operating performance. Management uses adjusted net income/loss to evaluate financial results and establish operational goals. Non-GAAP information should not be considered superior to or a substitute for data prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income (loss) to GAAP is attached as an exhibit to this press release.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein that are not historical facts or that contain the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “may”, “will”, “should”, or derivatives thereof and other words of similar meanings are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, need for financing, an economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in the Company’s Form 10-K for the fiscal year ended March 31, 2007 under the section Risk Factors. The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or otherwise.

Amended Financial Tables to Follow:

CONTACT: Westell Technologies Inc.
Investors:
Senior Vice President & CFO:
Amy Forster
630.375.4271
aforster@westell.com
or
Westell Technologies Inc.
Trade/Business Press:
Jim Jay
630.375.4707
jjay@westell.com